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Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Third Quarter Fiscal 2024 Results

Infrastructure results support consolidated margin performance, partially offsetting global irrigation market softness

OMAHA, Neb., June 27, 2024—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter ended on May 31, 2024.

Key Highlights

•
Diluted earnings per share of $1.85 compared to $1.53 in the prior year quarter
•
Recognition of an income tax credit in Brazil adds $4.8 million to net earnings
•
Secured large multi-year international irrigation supply agreement valued at more than $100 million
•
Completed $17.9 million in share repurchases during the quarter

“Market conditions in our irrigation segment continue to weigh on farmer sentiment, resulting in demand softness. In North America, high precipitation levels and wet field conditions across the Midwest contributed to lower sales of irrigation equipment and replacement parts during our third quarter," said Randy Wood, President and Chief Executive Officer. "In Brazil, the market continues to be tempered by lower commodity prices and tight credit availability. We remain encouraged by the growing strength and momentum in our infrastructure business, supported by new project sales and momentum in leasing revenues of our Road Zipper System™. The growth and margin expansion we achieved in our infrastructure business for the quarter helped to offset some of the softness in the irrigation business."

"Earlier this month we announced that we had entered into a multi-year supply agreement to provide Zimmatic™ irrigation systems and FieldNET™ remote management and scheduling technology to a significant customer in the Middle East and North Africa (MENA) region. The project, valued at more than $100 million, is the largest in Lindsay's history and further demonstrates our ability to execute large-scale and complex projects that address the critical needs of our customers. The execution of this project will help to enhance the customer's ability to increase food production, conserve scarce water resources and improve quality of life. Notably, the attributes of this key project are reflective of the growth opportunities presented in international markets, where secular global trends align with Lindsay's ability to help customers optimize resources while creating sustained value through our leading combination of irrigation hardware and precision technology platforms."

"During the third quarter we also completed share repurchases totaling $17.9 million, which aligns with our capital allocation priorities to utilize our strong balance sheet to enhance shareholder value. Additionally, this further demonstrates our ability to both invest in value creation opportunities, including the $50 million investment in Lindsay, Nebraska announced earlier this year, while also returning cash to shareholders at opportune times."

Third Quarter Summary

Consolidated Financial Summary	Third Quarter
(dollars in millions, except per share amounts)	FY2024	FY2023	$ Change	% Change

Total revenues	$139.2	$164.6	($25.4)	(15%)
Operating income	$19.9	$27.0	($7.0)	(26%)
Operating margin	14.3%	16.4%
Net earnings	$20.4	$16.9	$3.5	21%
Diluted earnings per share	$1.85	$1.53	$0.32	21%

Revenues for the quarter were $139.2 million, a decrease of $25.4 million, or 15 percent, compared to revenues of $164.6 million in the prior year third quarter. An increase in infrastructure segment revenues was more than offset by lower irrigation segment revenues compared to the prior year third quarter.

Operating income for the quarter was $19.9 million, a decrease of $7.0 million, or 26 percent, compared to operating income of $27.0 million in the prior year third quarter. Operating margin was 14.3 percent of sales, compared to 16.4 percent of sales in the prior year quarter. The decrease in operating income and margin resulted mainly from lower irrigation segment revenues and the impact from deleverage of fixed operating expenses. This decrease was partially offset by improved operating income and operating margin in the infrastructure segment.

Net earnings for the quarter were $20.4 million, or $1.85 per diluted share, compared with net earnings of $16.9 million, or $1.53 per diluted share, for the prior year third quarter. The impact of lower operating income was favorably offset by higher other income, driven by increased interest income and favorable foreign currency translation results compared to the prior year third quarter, along with the recognition of an income tax credit in Brazil of $4.8 million, or $0.44 per diluted share.

Third Quarter Segment Results

Irrigation Segment	Third Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change
Revenues:
North America	$68.2	$75.0	($6.8)	(9%)
International	$46.6	$67.5	($20.9)	(31%)
Total revenues	$114.8	$142.6	($27.7)	(19%)
Operating income	$19.5	$30.7	($11.2)	(36%)
Operating margin	17.0%	21.6%

Irrigation segment revenues for the quarter were $114.8 million, a decrease of $27.7 million, or 19 percent, compared to $142.6 million in the prior year third quarter. North America irrigation revenues of $68.2 million decreased $6.8 million, or 9 percent, compared to the prior year third quarter. The decrease resulted from a combination of lower unit sales volume of irrigation equipment, lower sales of replacement parts and slightly lower average selling prices compared to the prior year third quarter.

International irrigation revenues of $46.6 million decreased $20.9 million, or 31 percent, compared to the prior year third quarter. The decrease resulted primarily from lower sales volumes in Brazil and other Latin America markets compared to the prior year third quarter while demand in other markets remained stable. In Brazil, order activity remains constrained due to the impact lower commodity prices have on grower profitability and available liquidity, which is reducing growers' ability to invest in irrigation equipment in the near term. The decrease in revenues was partially offset by the favorable effects of foreign currency translation of approximately $0.7 million compared to the prior year third quarter.

Irrigation segment operating income for the quarter was $19.5 million, a decrease of $11.2 million, or 36 percent, compared to the prior year third quarter. Operating margin was 17.0 percent of sales, compared to 21.6 percent of sales in the prior year third quarter. Lower operating income and margin resulted mainly from lower revenues and the impact from deleverage of fixed operating expenses.

Infrastructure Segment	Third Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change

Total revenues	$24.4	$22.0	$2.4	11%
Operating income	$6.3	$3.6	$2.7	76%
Operating margin	25.8%	16.2%

Infrastructure segment revenues for the quarter were $24.4 million, an increase of $2.4 million, or 11 percent, compared to $22.0 million in the prior year third quarter. The increase resulted from higher Road Zipper System sales and higher lease revenues compared to the prior year third quarter. The impact of higher sales of road safety products in the U.S. was offset by lower sales in international markets compared to the prior year third quarter.

Infrastructure segment operating income for the quarter was $6.3 million, an increase of $2.7 million, or 76 percent, compared to the prior year third quarter. Operating margin was 25.8 percent of sales, compared to 16.2 percent of sales in the prior year third quarter. Increased operating income and operating margin resulted from higher revenues and a more favorable margin mix of revenues with higher Road Zipper System sales and lease revenues compared to the prior year third quarter.

The backlog of unfilled orders as of May 31, 2024, was $246.9 million compared with $94.5 million as of May 31, 2023. Included in these backlogs are amounts of $62.0 million and $5.2 million, respectively, for orders that are not expected to be fulfilled within the subsequent twelve months. The backlog in both segments was higher compared to the prior year, with the increase in irrigation backlog resulting from the addition of the large project in the MENA region. Revenues for this project are expected to be recognized beginning in the fourth quarter of fiscal 2024 and continuing through the first quarter of fiscal 2026.

Outlook

Mr. Wood concluded, “We are now in the growing season in North America, when weather conditions will influence crop yields, production estimates and ultimately the direction of crop prices and net farm income for the year. We expect demand in North America to remain tempered until the outlook for net farm income improves. Similarly, we expect current market conditions in Brazil to temper demand for irrigation equipment in the near term, while we remain confident in the longer-term growth opportunity in that market. We expect continued growth in developing international markets driven by the ever-present need to address food security, as evidenced by the large project we secured in the MENA region."

“Supported by increased U.S. infrastructure spending, we expect continued growth in Road Zipper System lease revenues and sales of road safety products. We also remain optimistic regarding our Road Zipper System project sales pipeline; however the timing of individual project recognition remains challenging to predict.”

Third Quarter Conference Call

Lindsay’s fiscal 2024 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023

Operating revenues	$139,199	$164,553	$452,076	$506,953
Cost of operating revenues	92,702	111,332	306,720	346,454
Gross profit	46,497	53,221	145,356	160,499

Operating expenses:
Selling expense	9,579	8,681	28,894	27,092
General and administrative expense	12,695	13,061	40,823	41,237
Engineering and research expense	4,287	4,522	12,531	13,350
Total operating expenses	26,561	26,264	82,248	81,679

Operating income	19,936	26,957	63,108	78,820

Other income (expense):
Interest expense	(767)	(948)	(2,474)	(2,895)
Interest income	961	680	3,324	1,545
Other income (expense), net	43	(957)	(93)	(2,000)
Total other income (expense)	237	(1,225)	757	(3,350)

Earnings before income taxes	20,173	25,732	63,865	75,470

Income tax (benefit) expense	(206)	8,851	10,344	22,320

Net earnings	$20,379	$16,881	$53,521	$53,150

Earnings per share:
Basic	$1.85	$1.53	$4.86	$4.83
Diluted	$1.85	$1.53	$4.84	$4.80

Shares used in computing earnings per share:
Basic	10,996	11,008	11,016	11,001
Diluted	11,030	11,052	11,055	11,063

Cash dividends declared per share	$0.35	$0.34	$1.05	$1.02

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Operating revenues:
Irrigation:
North America	$68,235	$75,027	$240,457	$249,315
International	46,605	67,544	147,569	193,115
Irrigation segment	114,840	142,571	388,026	442,430
Infrastructure segment	24,359	21,982	64,050	64,523
Total operating revenues	$139,199	$164,553	$452,076	$506,953

Operating income:
Irrigation segment	$19,524	$30,727	$70,480	$92,188
Infrastructure segment	6,276	3,556	13,401	8,947
Corporate	(5,864)	(7,326)	(20,773)	(22,315)
Total operating income	$19,936	$26,957	$63,108	$78,820

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems and large diameter steel tubing, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2024	May 31, 2023	August 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$140,221	$131,577	$160,755
Marketable securities	12,497	12,806	5,556
Receivables, net	134,461	154,167	144,774
Inventories, net	171,522	166,759	155,932
Other current assets	30,017	25,943	20,467
Total current assets	488,718	491,252	487,484

Property, plant, and equipment, net	111,629	96,992	99,681
Intangibles, net	25,644	16,860	27,719
Goodwill	84,102	67,441	83,121
Operating lease right-of-use assets	16,308	17,378	17,036
Deferred income tax assets	13,367	11,518	10,885
Other noncurrent assets	18,333	22,177	19,734
Total assets	$758,101	$723,618	$745,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,062	$42,207	$44,278
Current portion of long-term debt	229	225	226
Other current liabilities	88,446	90,616	91,604
Total current liabilities	123,737	133,048	136,108

Pension benefits liabilities	4,159	4,653	4,382
Long-term debt	115,029	115,209	115,164
Operating lease liabilities	16,134	18,119	17,689
Deferred income tax liabilities	682	689	689
Other noncurrent liabilities	18,364	15,104	15,977
Total liabilities	278,105	286,822	290,009

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,123	19,092	19,094
Capital in excess of stated value	102,752	96,627	98,508
Retained earnings	678,261	620,922	636,297
Less treasury stock - at cost	(295,138)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(25,002)	(22,607)	(21,010)
Total shareholders' equity	479,996	436,796	455,651
Total liabilities and shareholders' equity	$758,101	$723,618	$745,660

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	May 31, 2024	May 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$53,521	$53,150
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,847	14,466
Provision for uncollectible accounts receivable	321	985
Deferred income taxes	(2,504)	(1,548)
Share-based compensation expense	4,887	4,775
Unrealized foreign currency transaction loss	58	2,045
Other, net	237	574
Changes in assets and liabilities:
Receivables	8,107	(15,842)
Inventories	(17,118)	25,289
Other current assets	(9,768)	4,401
Accounts payable	(8,592)	(17,953)
Other current liabilities	(5,539)	(11,865)
Other noncurrent assets and liabilities	3,193	691
Net cash provided by operating activities	42,650	59,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(23,527)	(13,283)
Purchases of marketable securities	(15,042)	(4,932)
Proceeds from maturities of marketable securities	8,320	3,675
Other investing activities, net	(2,140)	(4,399)
Net cash used in investing activities	(32,389)	(18,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(17,900)	—
Dividends paid	(11,557)	(11,228)
Common stock withheld for payroll tax obligations	(1,575)	(2,471)
Proceeds from exercise of stock options	479	—
Other financing activities, net	313	180
Net cash used in financing activities	(30,240)	(13,519)

Effect of exchange rate changes on cash and cash equivalents	(555)	(181)
Net change in cash and cash equivalents	(20,534)	26,529
Cash and cash equivalents, beginning of period	160,755	105,048
Cash and cash equivalents, end of period	$140,221	$131,577